Exhibit 3.49

CERTIFICATE OF INCORPORATION
OF
O HOLDINGS INC.,
a Delaware corporation

ARTICLE I

NAME

The name of the corporation is O Holdings Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

Section 3.1                                      General. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Section 3.2                                      Limitations on Activities. The Corporation shall not engage in any activity not in furtherance of the following:  (i) except to the extent approved by the holders of Class B Common Stock of Orbitz, Inc. pursuant to Section 8.2(c) of Orbitz, Inc.’s Certificate of Incorporation, as amended (the “Orbitz Charter”), marketing, selling and servicing of airline travel products and services in an Unbiased Manner (as defined in the Orbitz Charter) and a Non-Opaque Manner (as defined in the Orbitz Charter) through the Internet and other means of electronic or telephonic commerce; (ii) marketing, selling and servicing of travel products and services (other than airline travel products and services) through the Internet and other means of electronic or telephonic commerce; (iii) engaging in web site development and hosting for third parties; (iv) engaging in development and commercialization of direct connect technology; and (v) subject to Section 6.2 hereof, engaging in such other activities in connection with the foregoing as Orbitz, Inc. deems necessary or advisable; provided, however, that (X) except if approved pursuant to Article XI of Orbitz, Inc.’s Bylaws, the Corporation shall not display airline fares or other Airline Information (as defined in the Orbitz Charter) in other than an Unbiased Manner, except in response to a Customer Request (as defined in the Orbitz Charter); provided, however, that any display other than in an Unbiased Manner provided in response to a Customer Request shall offer the Customer (as defined in the Orbitz Charter) the choice to return to a display of Airline Information in an Unbiased Manner at the conclusion of such Customer

Request; and provided, further, that failure by the Corporation to display Airline Information of an airline because such airline has not provided such Airline Information to the Corporation shall not be deemed a failure to display in an Unbiased Manner, and (Y) the Corporation shall be permitted to post one or more links on its web site to an Opaque Site (as defined in the Orbitz Charter), subject to the restriction contained in Article II of Orbitz, Inc.’s Bylaws. Notwithstanding anything herein to the contrary, the holders of Orbitz, Inc.’s Class B Common Stock and their Affiliates (as defined in the Orbitz Charter) and other airlines and providers of travel products and services shall be permitted to advertise or offer promotions on the Corporation’s web site.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation shall have the authority to issue one thousand (1,000) shares of common stock, par value $0.01 per share.

ARTICLE V

SOLE INCORPORATOR

The name and mailing address of the sole incorporator of the Corporation is:

Bradley C. Faris
c/o Latham & Watkins LLP
233 South Wacker Drive
5800 Sears Tower
Chicago, Illinois 60606

ARTICLE VI

CORPORATE GOVERNANCE

Section 6.1                                      Election of Directors. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation  need not be by written ballot.

Section 6.2                                      Required Approvals.

(a)                                  The Corporation will not take, and will not authorize any other person to take, any of the actions set forth in Section 4.13(a)(i) through (xxiv) of the Bylaws of Orbitz, Inc., without the prior approval, by vote or written consent, of a majority of the entire Board of Directors (without regard to vacancies) of Orbitz, Inc., in its capacity as stockholder of the Corporation.

(b)                                 The Corporation will not, and will not authorize any other person to, enter into any transaction or a series of related transactions involving a sale of all or substantially all of the assets or business of the Corporation or any contract for the lease or license of all or substantially all of the assets of the business of the Corporation with a Person who (or whose Affiliates) displays airline fares on a web site in other than an Unbiased Manner without the prior approval of Orbitz, Inc., in its capacity as stockholder of the Corporation pursuant to Section 8.2(c) of the Certificate of Incorporation of Orbitz, Inc.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation.

ARTICLE VIII

LIMITATION OF DIRECTORS’ LIABILITY

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (1) of subsection (b) of Section 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. Any amendment or repeal of this Article by the stockholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing with respect to any act or omission occurring prior to the time of such repeal or modification.

ARTICLE IX

INDEMNIFICATION

Section 9.1                                      Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, or a Person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of an Affiliate or another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board of Directors of the Corporation.

Section 9.2                                      Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) reasonably incurred by a Covered Person in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.3                                      Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 9.4                                      Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article IX shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 9.5                                      Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of an Affiliate or another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity.

Section 9.6                                      Amendment or Repeal. Any repeal or modification of the foregoing provision of this Article IX shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 9.7                                      Other Indemnification and Prepayment of Expenses. This Article IX shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by a majority of the entire Board of Directors (without regard to vacancies) of Orbitz, Inc., in its capacity as stockholder of the Corporation, or by the action of a committee of the Board of Directors of Orbitz, Inc. or designated officers of Orbitz, Inc. established by or designated in resolutions approved by a majority of the entire Board of Directors (without regard to vacancies) of Orbitz, Inc., in its capacity as stockholder of the Corporation; provided, however, that, to the extent required by law, any payment or expenses in advance of the final disposition of a Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.8                                      Approval. To the extent any approval of the Corporation is required under Delaware law with respect to indemnification of, or advancement of expenses to, a Covered Person or other person, such approval may only be granted by a majority of the entire Board of Directors (without regard to vacancies) of Orbitz, Inc., in its capacity as stockholder of the corporation, or by the action of a committee of the Board of Directors of Orbitz, Inc. or designated officers of Orbitz, Inc. established by or designated in resolutions approved by a majority of the entire Board of Directors (without regard to vacancies) of Orbitz, Inc., in its capacity as stockholder of the Corporation.

ARTICLE X

AMENDMENTS

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article. Notwithstanding the foregoing, the Corporation shall not amend, alter, change or repeal Section 3.2 or Section 6.2 hereof without the prior approval, by vote or written consent, of a majority of the entire Board of Directors (without regard to vacancies) of Orbitz, Inc., in its capacity as Stockholder of the Corporation.

*                                         *                                         *

IN WITNESS WHEREOF, the undersigned, being the sole incorporator of the Corporation, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring and certifying that this is the act and deed of the sole incorporator and the facts herein stated are true, and accordingly has hereunto set his hand this 18th day of December, 2003.

/s/ Bradley C. Faris
Name: Bradley C. Faris
Title: Sole Incorporator

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
AND OF REGISTERED AGENT

O HOLDINGS INC.

It is hereby certified that:

1.     The name of the corporation (hereinafter called the “corporation”) is:

O HOLDINGS INC.

2.               The registered office of the corporation within the State of Delaware is hereby changed to 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle.

3.               The registered agent of the corporation within the State of Delaware is hereby changed to Corporation Service Company, the business office of which is identical with the registered office of the corporation as hereby changed.

4.               The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on May 9, 2005.

/s/ Lynn Feldman
Name: Lynn Feldman
Title: Assistant Secretary